EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter

METAIRIE, La., May 1, 2015 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2015 was $669,000, or $0.25 per diluted share, an increase of $49,000 from the first quarter of 2014. Net interest income was $2.7 million during the first quarter of 2015, an increase of $166,000 compared to the first quarter of 2014. In addition, our provision for loan losses decreased by $29,000, our non-interest income increased by $30,000 and our non-interest expense increased by $161,000 between the respective quarterly periods ended March 31, 2015 and 2014.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "We are pleased to announce that our reconstructed branch office located at Transcontinental Drive in Metairie is now open. The site renovations have improved the physical appearance of the branch, as well as the building's functionality. We thank our existing customers for their patience during the construction period and look forward to building new long-term customer relationships in the Metairie-Lakefront market."

Total assets were $330.7 million at March 31, 2015, a decrease of $2.6 million compared to December 31, 2014. During the first three months of 2015, cash and cash equivalents decreased by $331,000, securities available-for-sale decreased by $182,000 and securities held-to-maturity decreased by $2.1 million. Net loans receivable were $274.6 million at March 31, 2015, a decrease of $297,000 compared to December 31, 2014. During the first quarter of 2015, single-family mortgage loans decreased by $1.2 million and commercial real estate loans decreased by $2.5 million, while the outstanding balance of our home equity lines of credit increased by $3.5 million.

Total deposits increased by $7.6 million, to $200.7 million at March 31, 2015 compared to $193.1 million at December 31, 2014. During the first quarter of 2015, the bank sourced $8.6 million in deposits from its internet marketing channels. The resulting increase in deposits led to a decrease in FHLB advances of $10.1 million during the period. As of March 31, 2015, non-interest bearing deposits were $15.9 million, and interest-bearing deposits were $184.8 million. Total FHLB advances decreased from $75.5 million at December 31, 2014 to $65.4 million at March 31, 2015.

Total shareholders' equity was $58.9 million at March 31, 2015, an increase of $549,000 compared to December 31, 2014. During the first quarter of 2015, total shareholders' equity was increased by net income of $669,000 and the reissuance of 5,000 treasury shares at a net cost of $62,000 due to the exercise of stock options. These increases in total shareholders' equity were partially offset by the payment of a cash dividend of $0.07 per share, or $182,000 in the aggregate. The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital were 14.76%, 24.18%, and 25.35%, respectively, at March 31, 2015.

Net interest income was approximately $2.7 million during the first quarter of 2015, an increase of $166,000 compared to the first quarter of 2014. Between the respective quarterly periods, the average yield on our interest-earning assets declined by 13 basis points and the average cost of our interest-bearing liabilities decreased 23 basis points resulting in a ten basis point increase in the average interest rate spread. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.28% and 3.23%, respectively, for the three month periods ended March 31, 2015, and March 31, 2014.

During the first quarter of 2015, interest income was $3.2 million, an increase of $57,000 compared to the first quarter of 2014. The average balance of interest earning assets increased by $15.2 million while the average yield on interest-earning assets decreased from 4.09% to 3.96% during the three month period ended March 31, 2015 compared to the same three month period in the prior year. Interest income on loans receivable was $2.9 million during the first quarter of 2015, with an average outstanding loan balance of $275.0 million and an average yield of 4.21%. In comparison, interest income of $2.7 million was earned on loans receivable with an average balance of $248.9 million and an average yield of 4.40% during the first quarter of 2014. The average balance of our mortgage-backed securities and CMOs decreased by $10.8 million, to $38.4 million and interest income on mortgage-backed securities and CMOs decreased by $93,000, to $281,000, during the first quarter of 2015 compared to the first quarter of 2014. Interest income on investment securities during the first quarter of 2015 was $20,000, at an average yield of 2.53%, compared to $28,000, at an average yield of 3.27%, during the first quarter of 2014. Interest income earned on other interest-earning assets was $5,000 and $4,000, respectively, for the quarters ended March 31, 2015 and 2014.

Total interest expense was $552,000, with our interest-bearing liabilities having an average cost of 0.87% during the first quarter of 2015, compared to interest expense of $661,000 and an average cost of 1.10% during the first quarter of 2014. The average rate paid on interest-bearing deposits was 0.66% during the quarter ended March 31, 2015, a decrease of 18 basis points from the quarter ended March 31, 2014. Interest expense on borrowings was $255,000 at an average cost of 1.40% during the first quarter of 2015, and $271,000 at an average cost of 2.03% during the first quarter of 2014.

During the first quarter of 2015, the Company recorded a recovery of provisions for loan losses of $8,000, compared to provisions for loan losses of $21,000 during the first quarter of 2014. Our allowance for loan losses was $2.4 and $2.2 million, respectively, at March 31, 2015, and 2014. At such dates, our allowance for loan losses was 0.85% and 0.90%, respectively, of total loans receivable. At March 31, 2015, total non-performing loans and total non-performing assets were $1.5 million, or 0.46% of total assets, compared to $1.9 million, or 0.60% of total assets, at March 31, 2014.

Non-interest income for the first quarter of 2015 was $393,000, an increase of $30,000 from the first quarter of 2014. Our customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and brokered loan commissions, were $203,000 and $202,000, respectively, during the first quarters of 2015 and 2014. Gains on the sale of mortgage loans were $175,000 in the first quarter of 2015, an increase of $35,000 compared to the first quarter of 2014. Other non-interest income was $15,000 and $21,000, respectively, during the quarterly periods ended March 31, 2015 and 2014.

Total non-interest expense was $2.0 million for the first quarter of 2015, an increase of $161,000 compared to the first quarter of 2014. Salaries and employee benefits expense increased by $120,000, to $1.3 million, for the quarter ended March 31, 2015 compared to the quarter ended March 31, 2014. This increase was due to an overall increase in our employees' base compensation and an increase in equity based compensation. Occupancy expenses increased by $14,000, to $374,000, during the first quarter of 2015 compared to the first quarter of 2014 due primarily to increased depreciation expense associated with our new Transcontinental branch office. The Louisiana bank shares tax was $50,000 and $48,000, respectively, and our FDIC deposit insurance premiums were $40,000 and $37,000, respectively, for the quarters ended March 31, 2015 and March 31, 2014. Advertising expense increased by $5,000 to $69,000, and professional service fees increased by $7,000, to $82,000, between the first quarter of 2015 and the first quarter of 2014. Other non-interest expenses were $135,000 for the first quarter of 2015, and $137,000 for the first quarter of 2014.

For the quarter ended March 31, 2015, the Company recorded income tax expense of $338,000, an increase of $15,000 from the quarter ended March 31, 2014. This increase in income tax expense was primarily due to an increase in pre-tax income of $64,000 between the respective quarterly periods.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2014, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2015	2014
	(unaudited)

Selected Financial and Other Data:
Total assets	$ 330,738	$ 333,346
Cash and cash equivalents	4,717	5,048
Securities available-for-sale
Investment securities	--	--
Mortgage-backed securities & CMOs	2,272	2,458
Equity Securities	279	275
Securities held-to-maturity
Investment securities	2,880	2,881
Mortgage-backed securities & CMOs	35,034	37,098
Loans receivable, net	274,629	274,926
Deposits	200,710	193,098
FHLB advances and other borrowings	65,441	75,509
Shareholders' equity	58,946	58,397

Book Value per Share	$20.28	$20.13

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Selected Operating Data:
Total interest income	$ 3,203	$ 3,146
Total interest expense	552	661
Net interest income	2,651	2,485
(Recovery of) provision for loan losses	(8)	21
Net interest income after provision for loan losses	2,659	2,464
Total non-interest income	393	363
Total non-interest expense	2,045	1,884
Income before income taxes	1,007	943
Income taxes	338	323
Net income	$ 669	$ 620

Earnings per share:
Basic	$ 0.26	$ 0.25
Diluted	$ 0.25	$ 0.23
Weighted average shares outstanding
Basic	2,560,912	2,496,244
Diluted	2,709,580	2,656,559

	Three Months Ended March 31,
	2015	2014

Selected Operating Ratios(1):
Average yield on interest-earning assets	3.96%	4.09%
Average rate on interest-bearing liabilities	0.87%	1.10%
Average interest rate spread(2)	3.09%	2.99%
Net interest margin(2)	3.28%	3.23%
Average interest-earning assets to average interest-bearing liabilities	127.78%	128.50%
Net interest income after provision for loan losses to non-interest expense	130.02%	130.79%
Total non-interest expense to average assets	2.45%	2.38%
Efficiency ratio(3)	67.18%	66.15%
Return on average assets	0.80%	0.78%
Return on average equity	4.56%	4.28%
Average equity to average assets	17.60%	18.26%
	At or For the Quarter Ended
	March 31,	Dec. 31,
Asset Quality Ratios(4):	2015	2014

Non-performing loans as a percent of total loans receivable (5) (6)	0.55%	0.35%
Non-performing assets as a percent of total assets(5)	0.46%	0.29%
Allowance for loan losses as a percent of non-performing loans	155.08%	246.41%
Allowance for loan losses as a percent of total loans receivable (6)	0.85%	0.85%
Net charge-offs (recoveries) during the period to average loans receivable (6)(7)	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	14.76%	14.46%
Tier 1 risk-based capital ratio	24.18%	23.79%
Total risk-based capital ratio	25.35%	24.96%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President &
         Chief Executive Officer
         or
         John LeBlanc,
         EVP & Chief Financial Officer
         Telephone: (504) 834-1190